Exhibit 99.1

NEWS RELEASE
Southcross Energy	1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3700

Southcross Energy Partners, L.P. Announces Appointment of Ronald G. Steinhart to the Board of Directors

DALLAS, Texas, January 16, 2013 — Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross Energy”), today announced the appointment of Mr. Ronald G. Steinhart to the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC, Southcross Energy’s general partner. Mr. Steinhart was elected to the Board on January 16, 2013 and will serve as a member of the audit committee and compensation committee.

Mr. Steinhart brings to Southcross Energy extensive breadth and expertise in the financial industry and a long and distinguished career through local, state and national appointments.  Mr. Steinhart received his BBA degree in accounting and his MBA in finance from the University of Texas at Austin.

Mr. Steinhart currently serves as a director of Texas Industries, Inc., Penske Automotive Group, Inc. and Susser Holdings Corporation.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services for its producer customers.  It also sources, purchases, transports and sells natural gas and NGLs to its power generation, industrial and utility customers. Southcross Energy’s assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,590 miles of pipeline. Southcross Energy’s South Texas assets are located in or near the Eagle Ford shale region. Southcross Energy is headquartered in Dallas, Texas.  Visit www.southcrossenergy.com for more information.

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Contacts:

Southcross Energy Partners, L.P.

Kristin Hodges, (214) 979-3720

Investor Relations

investorrelations@southcrossenergy.com